Exhibit 10.6

LIMITED LIABILITY COMPANY AGREEMENT

FOR

ICGI HOLDINGS, LLC

As of                     , 2010

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

i

(continued)

(continued)

(continued)

		Page

Section 14.10.	Additional Documents and Acts	26

Section 14.11.	Notices	26

Section 14.12.	Amendments	26

Section 14.13.	Multiple Counterparts	27

Section 14.14.	Special Power of Attorney	27

LIMITED LIABILITY COMPANY AGREEMENT

OF

ICGI HOLDINGS, LLC

This Limited Liability Company Agreement (this “Agreement”), of ICGI Holdings, LLC (the “Company”) is made as of                     , 2010, by and among the parties listed on the signature pages hereof (the “Members”).

WITNESSETH:

WHEREAS, the Members have organized the Company and contributed to the Company their entire interests in, and the goodwill of, Imperial Capital Group, LLC (“ICG LLC”) in order to facilitate the conversion of ICG LLC into a limited partnership (the “Limited Partnership”), and the subsequent sale of their beneficial interests in, and the said goodwill of, the Limited Partnership to Imperial Capital Group, Inc. (the “Public Company”) incident to and following the initial public offering of common stock of the Public Company.

NOW, THEREFORE, the Members set forth their limited liability company agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions hereinafter set forth.

ARTICLE I.

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

“Accredited Investor” has the meaning assigned to such term under Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

“Act” shall mean the Delaware Limited Liability Company Act, codified in Title 6 of the Delaware Code, Section 18-101 et seq., as the same may be amended from time to time.

“Affiliate” with respect to any Person, shall mean any Person, directly or indirectly, controlling or controlled by such Person, whether such control is effected pursuant to contract or otherwise.

“Applicable Federal Rate” shall have the meaning set forth in Section 8.1(a).

“Agreement” shall have the meaning set forth in the Preamble, but shall include amendments made from time to time.

“Book Value” shall have the meaning set forth in Section 8.1(a).

“Buy/Sell Units” shall have the meaning set forth in Section 8.1(a).

“Capital Account” shall mean, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(a) The Capital Account of each Member shall be increased by (i) the amount of any cash Capital Contribution by the Member to the Company, (ii) the fair market value of any property contributed by the Member to the Company (net of liabilities that the Company is deemed to have assumed or taken subject to, under and pursuant to Section 752 of the Code) and (iii) allocations to the Member of Company Profits and other items of income and gain pursuant to Article VI, including income and gain exempt from tax, and income and gain described in Regulations Section 1.704¬1(b)(2)(iv)(g), but excluding items of income and gain described in Regulations Section 1.704-1(b)(4)(i).

(b) The Capital Account of each Member shall be decreased by (i) the amount of any cash distributed to such Member, (ii) the fair market value of any property distributed to such Member (net of any liabilities that such Member is deemed to have assumed or taken subject to, under and pursuant to Section 752 of the Code), (iii) allocations to the Member of expenditures described in Section 705(a)(2)(B) of the Code, and (iv) allocations to the Member of Company Losses and other items of loss and deduction pursuant to Article VI, including loss and deduction described in Regulations Section 1.704-1(b)(2)(iv)(g), but excluding items described in clause (iii) above and items of loss and deduction described in Regulations Sections 1.704-1(b)(4)(i) and (iii).

(c) A single Capital Account shall be maintained for each Member, which Capital Account shall reflect all allocations, distributions, or other adjustments required with respect to the interest in the Company owned by such Member; provided that subaccounts shall be maintained for each class and series of Membership Units owned by a Member to properly account for such Membership Units.

(d) If, pursuant to Regulations Section 1.704-1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), property is reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the Members’ Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation. depletion, amortization, and gain or loss, as computed for book purposes, with respect to such property.

(e) Upon any transfer of all or part of an interest in the Company, as permitted by this Agreement, the Capital Account (or portion thereof) of the transferor that is attributable to the transferred interest (or portion thereof) shall carry over to the transferee, as prescribed by Regulations Section 1.704-1(b)(2)(iv)(1).

(f) Notwithstanding anything to the contrary in this definition, it is the intention of the Members that the Capital Accounts of the Members be maintained strictly in accordance with the capital account maintenance requirements of Regulations Section 1.704-1(b)(2)(iv), and that such Capital Accounts be adjusted to the extent required by the provisions of such regulations or any successor provisions thereto.

“Capital Contribution” shall mean the capital contributions of the Members actually made pursuant to Sections 3.2 and 3.3 hereof.

“Carrying Value” shall mean, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Carrying Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Company;

(ii) The Carrying Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Executive Committee, as of the following times: (a) the issuance of an additional Common Units in the Company to any new or existing Member; (b) the redemption of Membership Units; (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (d) any other circumstance when the Executive Committee, in its discretion, determines that a revaluation of the assets of the Company is necessary to properly reflect the economic relationship of the Members to one another and the Company;

(iii) The Carrying Value of any Company asset distributed or deemed distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(iv) The Carrying Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account pursuant to

Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the Executive Committee determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset has been determined or adjusted pursuant to clause (i), clause (ii) or clause (iv) of this definition, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Cash Proceeds” shall mean the cash proceeds received by the Company as the result of the Initial Sale.

“Cause” shall mean, with respect to any Employee Member, conduct of such Person which in the reasonable opinion of the Executive Committee consists of any of the following (i) refusal or failure (after reasonable notice that such refusal or failure would result in termination of such Person’s employment) to perform, to the satisfaction of the Executive Committee or of the officer assigned supervisory authority (the “Designated Officer”) over such Person, any material duties reasonably and legally assigned to such Person by the Executive Committee or the Designated Officer, (ii) a material breach of the terms of any employment agreement with the Limited Partnership or any of its Affiliates or any other material legal obligation to the Limited Partnership or any of its Affiliates, (iii) failure to perform any of such Person’s material obligations under any confidentiality agreement between such Person and the Company or any of its Affiliates, (iv) willful misconduct in the execution of such Person’s assigned duties with the Limited Partnership or its Affiliates, (v) a material breach of obligations under this Agreement, including the obligations set forth in Sections 12.1, 12.2 and 13.1; (vi) conviction of or a plea of nolo contendere to a felony or other serious crime, (vii) a repeated and intemperate use of alcohol or drugs, (viii) engaging in business practices which are unethical or reflect materially adversely on the Limited Partnership or its Affiliates, (ix) misappropriation of assets of the Limited Partnership or its Affiliates or (x) repeated absences from work during normal business hours for reasons other than disability, subject to applicable law.

“Certificate” shall mean the Certificate of Formation for the Company originally filed with the Delaware Secretary of State and as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Units” shall have the meaning set forth in Section 3.2.

“Company” shall mean ICGI Holdings, LLC, the Delaware limited liability company organized pursuant to this Agreement.

“Company Minimum Gain” shall mean the amount determined by computing with respect to each nonrecourse liability of the Company the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed (in a taxable transaction) of the property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed as set forth in Regulations Section 1.704-2(d).

“Contribution Agreement” shall mean that certain agreement dated                     , 2010, by and between the Company and the Members pursuant to which the Members have contributed their interests in ICG LLC to the Company in exchange for Common Units.

“DGCL” shall mean the Delaware General Corporation Law, as amended from time to time.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Executive Committee.

“Designated Officer” shall have the meaning set forth in the definition of Cause appearing elsewhere in this Article.

“Distributable Cash” shall mean, with respect to any Fiscal Year or other period, the sum of all cash receipts of the Company from the Limited Partnership and from any and all sources, exclusive of Cash Proceeds, Tax Priority Distributions received from the Limited Partnership, and Tax Benefit Payments received from the Public Company, less all cash disbursements and a reasonable allowance for working capital and such other reserves as may be determined by the Executive Committee, in its sole discretion. Distributable Cash shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

“Employee Member” shall mean any Member that is also an employee of the Limited Partnership or any of its Affiliates and shall include Tenured Employee Members, and shall include any Person who, as of the date hereof, is an employee of the Limited Partnership or any of its Affiliates, but who has transferred such Person’s Membership Units to a trust or similar estate planning vehicle as a permitted transferree. As founders of the Company, Jason Reese and Randall Wooster shall not be considered Employee Members for purposes of this Agreement.

“Employee Member Termination Event”shall have the meaning set forth in Section 8.1(a).

“Exchange Agreement” shall mean that certain Exchange Agreement dated                     , 2010, by and between the Public Company, the Company and Imperial Capital Group, LLC.

“Executive Committee” shall mean the committee which manages the Company in accordance with Article V.

“Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“ICG LLC” shall mean Imperial Capital Group, LLC, a Delaware limited liability company that has been converted by the Company to the Limited Partnership.

“Initial Sale” shall mean the Company’s sale of LP Units to the Public Company incident to the closing of the initial public offering of Public Company Common Stock.

“Investor Members” shall mean ARCC Imperial Corporation and any of its permitted successors or assigns.

“Limited Partnership” shall mean Imperial Capital Group, LP, a Delaware limited partnership.

“LP Unit” shall mean an interest in the Limited Partnership as unitized pursuant to the limited partnership agreement thereof as of the date of this Agreement.

“LP Unit Sale Date” shall mean the date upon which the Public Company purchases LP Units from the Company for cash in a transaction that generates Cash Proceeds.

“LP Unit Exchange Date” shall mean the date upon which the Company transfers LP Units to the Public Company in exchange for Public Company Common Stock.

“Majority-in-Interest” shall mean, as of any date, the number of Common Units held by Members (other than Terminated Members) which exceeds fifty percent (50%) of the aggregate of all Common Units held by Members who are not Terminated Members on such date.

“Member” shall mean each Person who (a) (i) is an initial signatory to this Agreement, (ii) has been admitted to the Company as a Member in accordance with this Agreement or (iii) is an assignee who has become a Member in accordance with Article VII and (b) has not transferred all of its Membership Units.

“Member Nonrecourse Debt” shall have the meaning ascribed to the term “Partner Nonrecourse Debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in accordance with Regulations Sections 1.704-2(i)(2) and (3).

“Member Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year of the Company equals the excess (if any) of the net increase (if any) in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears (or is deemed to bear) the economic loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

“Membership Units” shall have the meaning set forth in Section 3.1.

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-1(a)(2).

“Offering Date” means the date of the closing of the initial public offering of the Public Company, being                     , 2010.

“Option Notice” shall have the meaning set forth in Section 7.3(a).

“Percentage Interest” shall mean, as of any date and with respect to each Member holding Common Units, that fraction, expressed as a percentage, having as its numerator the number of Common Units then held by such Member and having as its denominator the number of Common Units then held by all Members.

“Person” shall mean an individual, general partnership, limited partnership, limited liability company, limited liability partnership, corporation, trust, estate, real estate investment trust or any other entity.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(iii) In the event the Carrying Value of any Company asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value; and

(v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period.

“Public Company” shall mean Imperial Capital Group, Inc., a Delaware corporation, and any successor entity, whether by merger, reorganization or otherwise.

“Public Company Common Stock” shall mean Class A common stock of the Public Company, including that received or receivable by the Company in exchange for the Company’s transfer to the Public Company of LP Units in accordance with exchange rights granted to the Company under the Exchange Agreement.

“Purchase Price” shall have the meaning set forth in Section 8.1(a).

“Redemption Notice” shall have the meaning set forth in Section 7.7(a).

“Redemption Price” for each Common Unit shall mean one share of Public Company Common Stock.

“Redemption Right” shall have the meaning set forth in Section 7.7(a).

“Regulations” shall mean the final, temporary or proposed regulations of the United States Department of Treasury promulgated under the Code.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Spousal Interest” shall have the meaning set forth in Section 8.6.

“Tax Benefit Payment” is a payment made to the Company under the Tax Receivable Agreement.

“Tax Benefit Units” shall have the meaning set forth in Section 3.2.

“Tax Priority Distributions” amounts received as distributions from the Limited Partnership for the purpose of paying taxes attributable to the Company’s distributable share of taxable income of the Limited Partnership.

“Tax Receivable Agreement” shall mean the Tax Receiveable Agreement, dated                     , 2010, by and between the Public Company and the Company.

“Tenured Employee Member” shall mean any Member that has been employed by the Limited Partnership (or ICG LLC) or any of its Affiliates for at least 10 years.

“Tenured Employee Member Termination Event” shall have the meaning set forth in Section 8.1(a).

“Termination Date” shall have the meaning set forth in Section 8.1(a).

“Termination Event” shall have the meaning set forth in Section 8.1(a).

“Termination Notice” shall have the meaning set forth in Section 8.1(a).

ARTICLE II.

ORGANIZATIONAL MATTERS

Section 2.1. Formation. Pursuant to the Act, the Members formed a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State and entering into the Original Agreement. The existence of the Company shall be perpetual unless sooner terminated as hereinafter provided. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2. Name. The name of the Company shall be “ICGI Holdings, LLC.” The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Executive Committee deems appropriate or advisable. The Executive Committee shall direct the officers of the Company to file any fictitious name certificates and similar filings, and any amendments thereto, that the Executive Committee considers appropriate or advisable.

Section 2.3. Term. The term of this Agreement shall be co-terminus with the period of duration of the Company, unless sooner terminated as hereinafter provided.

Section 2.4. Office and Agent. The Company shall continuously maintain an office and registered agent in the State of Delaware as required by the Act. The registered office of the Company shall be located at the                                                                          , or at such other place as the Executive Committee may determine. The Company also may have such offices, anywhere within and without the State of Delaware as the Executive Committee from time to time may determine, or the business of the Company may require. The registered agent shall be as stated in the Certificate or as otherwise determined by the Executive Committee.

Section 2.5. Purpose of the Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act, including, without limitation, to hold and administer LP Units of the Limited Partnership and Class B common stock of the Public Company associated with such LP units and to enter into the transactions and agreements necessary and incident to the initial public offering of shares of the Public Company Common Stock.

Section 2.6. No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to suggest otherwise.

Section 2.7. Investment Representations of the Members. Each of the Members, by joining in this Agreement, does represent that (i) he or she is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and (ii) he or she is acquiring Membership Units for his or her own account, solely for investment, and not with a view to the resale or distribution thereof within the meaning of the Securities Act.

Section 2.8. Requirements Regarding Spousal Consent. Notwithstanding any other provision of this Agreement to the contrary, no Member who is a natural Person residing in California, Texas or another community property state shall have the right to (i) participate in the Initial Sale and the allocations and distributions of Cash Proceeds, or (ii) exercise Redemption Rights as provided in Section 7.7, unless and until such Member’s spouse has executed and delivered to the Company a Spousal Consent in the form attached to this Agreement.

ARTICLE III.

CAPITAL

Section 3.1. Initial Capital. Each of the Members has contributed to the Company as his Capital Contribution such Member’s interest in ICG LLC (or the Limited Partnership) in exchange for membership interests (“Membership Units”) of the Company in accordance with the provisions of the Contribution Agreement. The names, addresses, ICG LLC membership interests contributed to the Company and number, classes and series of Membership Units of the Company received in exchange therefor of each of the Members shall be reflected in the books and records of the Company.

Section 3.2. Classes and Series of Membership Units. The Membership Units in the Company shall be divided into two classes: the Common Units and the Tax Benefit Units, and the Tax Benefit Units may be divided into series as provided herein. The foregoing classes of Membership Units shall have the following respective and relative rights:

(a) The Common Units shall be the only Units with the right to vote on any matter submitted for a vote, or requiring the consent or approval, of the Members. The holders of Tax Benefit Units shall have no voting, consent or approval rights.

(b) The Common Units shall represent an interest in both Profits and capital of the Company, exclusive of Profits and capital attributable to Tax Benefit Payments, each with equal rights to share therein.

(c) Tax Benefit Units shall represent an interest in Profits and capital of the Company attributable to Tax Benefit Payments. Tax Benefit Units shall be issued to the Members pro rata in accordance with their Common Units redeemed or deemed redeemed effective as of the LP Unit Sale Date and to the Exchanging Members pro rata in accordance with their Common Units redeemed on each LP Unit Exchange Date. Tax Benefit Units shall be issued in series, with each series corresponding to, and being entitled to distributions with respect to, any Tax Benefit Payments to be received by the Company with respect to LP Units sold or exchanged (and Common Units redeemed) on the LP Unit Sale Date or any LP Unit Exchange Date, as applicable. Tax Benefit Units of any Member shall expire and be cancelled by the Company when no remaining Tax Benefit Payments are receivable by the Company with respect thereto.

(d) Upon the LP Unit Sale Date, the number of outstanding Common Units of the Company plus the number of outstanding shares of the Public Company Common Stock shall equal the number of outstanding LP Units of the Limited Partnership. It is the intent of the Members that this relationship remain constant throughout the term of the Company. In the case of any redemption of Common Units by the Company as authorized by Section 7.7, it is intended that the redemption purchase price be provided to the Company through the transfer of a corresponding number of LP Units to the Public Company in exchange for shares of Public Company Common Stock that will be distributed to the redeeming Member in cancellation of the Common Units so redeemed. Other adjustments to the number of Common Units outstanding may be made from time to time as determined by the Executive Committee to be necessary to properly reflect the relative interests of the Members.

Section 3.3. Interests Not Certificated. Unless otherwise determined by the Executive Committee, the Members’ interests and the Units representing the same shall be documented and recorded solely by an entry on the Company’s books.

Section 3.4. No Interest. No Member shall be entitled to receive any interest on its Capital Contributions.

Section 3.5. Return of Capital Contributions. Except as may be specifically provided in this Agreement (including pursuant to Section 7.7): no Member shall have the right to withdraw any Capital Contributions or to demand and receive property of the Company; no Member shall have the right to any distribution in return for its Capital Contribution; and no Member shall be entitled to receive out of Company property any part of its Capital Contribution until all liabilities of the Company have been paid or provided for.

ARTICLE IV.

MEMBERS

Section 4.1. Limited Liability. Except to the extent of its Capital Contributions or as otherwise provided by law, no Member shall be personally liable for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise.

Section 4.2. Admission of Additional Members. Additional Persons may be admitted as Members as the Executive Committee may decide from time to time and as approved by a Majority-in-Interest in accordance with the terms of this Agreement. Such Persons must first execute an instrument satisfactory to the Executive Committee accepting and adopting the terms and provisions of this Agreement. Any additional Members shall obtain Membership Units and will participate in the management, Profits, Losses, and distributions of the Company upon the terms contained in this Agreement. Upon the admission of each such Person, the Executive Committee shall direct the officers of the Company to (i) to reflect the name, address, Capital Contribution, Membership Units and Percentage Interest of such additional Member, and the revised Percentage Interests of the existing Members in the books and records of the Company, and (ii) make such other filings, and take such other action, as the Executive Committee deems necessary, appropriate or convenient in connection with the admission of such additional Member. Notwithstanding the foregoing, substitute Members may only be admitted in accordance with Section 7.4.

Section 4.3. Withdrawal. Unless required by law or governmental rule, regulation or order, no Member may withdraw as a Member of the Company, except as expressly provided in this Agreement (including Article VII and Article VIII) or as otherwise approved by the Executive Committee.

Section 4.4. Transactions With The Company. Subject to any limitations set forth in this Agreement and with the prior approval of the Executive Committee after full disclosure of the Member’s involvement, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

Section 4.5. Members Are Not Agents. Pursuant to Section 5.1, the management of the Company is vested in the Executive Committee. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

Section 4.6. Voting Rights. Except as expressly provided in this Agreement or the Act, no Member, acting solely in the capacity of a Member, shall take part in or interfere in any manner whatsoever with the management, conduct or control of the business or affairs of the Company; provided, however, that Members shall have the right to vote on, consent or disapprove matters to the limited extent specifically provided for in this Agreement or as expressly required by the Act.

Section 4.7. Approval by Members. Except as may be expressly set forth in this Agreement, in all matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of Members holding a Majority-in-Interest shall be sufficient to authorize or approve such act.

Section 4.8. Meetings of Members.

(a) Date, Time and Place of Meetings of Members. Meetings of Members shall be held when called by the Executive Committee, including upon demand of Members in accordance with Section 4.8(b), at such date, time and place within or outside the State of Delaware as the Executive Committee may fix from time to time. Unless otherwise required by law, written notice of any meeting shall be given not less than two (2) nor more than thirty (30) days before the date of the meeting to each Member entitled to vote at such meeting.

(b) Power to Call Meetings. Unless otherwise prescribed by the Act or by the Certificate, meetings of the Members may be called by the Executive Committee, and shall be called upon written demand of Members holding more than thirty-five percent (35%) of the issued and outstanding Membership Units, for the purpose of addressing any matters on which the Members may vote.

(c) Action by Written Consent Without a Meeting. Any action that may be taken at a meeting of Members may be taken without a meeting if a consent in writing setting forth the action so taken is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action were present and voted. All such consents shall be filed with the Executive Committee or the secretary, if any, of the Company and shall be maintained in the Company records. Any Member giving a written consent, or the Member’s proxy holders, may revoke the consent by a writing received by the Executive Committee or secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed. Unless the consents of all Members entitled to vote have been solicited in writing, (i) notice of any Member approval of an amendment to the Certificate or this Agreement, a dissolution of the Company, a merger of the Company or any other action that adversely affects the Members, without a meeting by less than unanimous written consent shall be given at least ten (10) days before the consummation of the action authorized by such approval, and (ii) prompt notice shall be given of the taking of any other action approved by Members without a meeting by less than unanimous written consent, to those Members entitled to vote who have not consented in writing.

(d) Proxies. Every Member entitled to vote on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the Person and filed with the Executive Committee or the secretary, if any, of the Company. A proxy shall be deemed signed if the Member’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission, electronic transmission or otherwise) by the Member or the Member’s attorney-in-fact. A proxy may be transmitted by an oral telephonic transmission if it is submitted with information from which it may be determined that the proxy was authorized by the Member or the Member’s attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the Person executing it, before the vote pursuant to that proxy, by a writing delivered to the Company stating that the proxy is revoked, or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the Person executing the proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy, unless otherwise provided in the proxy. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of DGCL Section 212.

(e) Record Date. The record date for the purpose of determining the Members entitled to notice of a Member’s meeting, for demanding a special meeting, for voting, or for taking any other action shall be the twentieth (20th) day prior to the date of the meeting or other action.

ARTICLE V.

MANAGEMENT AND CONTROL OF THE COMPANY

Section 5.1. Management of the Company by the Executive Committee. The business, property and affairs of the Company shall be managed exclusively by the Executive Committee, which shall be the “manager” of the Company within the meaning of Section 18-101(10) of the Act. Except for situations in which the approval of the Members is expressly required by the Certificate, the Act or this Agreement, the Executive Committee shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs.

Section 5.2. Members of the Executive Committee. The Executive Committee shall have two (2) members. The initial members of the Executive Committee shall be Jason Reese and Randall Wooster. The number of members of the Executive Committee may be changed from time to time by the unanimous consent of the members of the Executive Committee. Each member of the Executive Committee shall hold office until a successor is appointed or until the member resigns, dies or is otherwise unable to serve. If a vacancy exists on the Executive Committee for any reason, including expansion of the number of members of the Executive Committee, an individual to fill such vacancy shall be elected by the vote of a Majority-in-Interest of the Members. Members of the Executive Committee need not be Members.

Section 5.3. Powers of the Executive Committee. Without limiting the generality of Section 5.1, but subject to the express limitations set forth elsewhere in this Agreement, the Executive Committee shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, to exercise the rights of the Company under the Exchange Agreement and Tax Receivable Agreement as contemplated by such agreements without reference to the Members, except as contemplated by Section 7.7 hereof.

Section 5.4. Reliance on Reports and Information by Members of the Executive Committee. Each member of the Executive Committee shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company or the Executive Committee by any other Member or member of the Executive Committee or any officer, employee or agent of the Company or the Limited Partnership, or by any other Person as to matters which the member of the Executive Committee reasonably believes are within such other Person’s professional or expert competence and who has been selected by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 5.5. Performance of Duties; Liability of Members of the Executive Committee. The members of the Executive Committee shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In accordance with Section 11.2, a member of the Executive Committee who so performs the duties required of the Executive Committee shall not have any liability by reason of being or having been a member of the Executive Committee.

Section 5.6. Votes, Consents or Approvals of the Executive Committee. Except as otherwise provided in this Agreement or in the Act, in all matters in which a vote, approval or consent of the Executive Committee is required, a vote, consent or approval of a majority of the members on the Executive Committee shall be sufficient to authorize or approve such matters.

Section 5.7. Meetings of the Executive Committee.

(a) Date, Time and Place of Meetings. The Executive Committee shall hold meetings from time to time during the Fiscal Year as the Executive Committee deems appropriate. Executive Committee meetings may be called by any one (1) member of the Executive Committee upon ten (10) days’ written notice to the other members of the Executive Committee. Executive Committee meetings may be held at such date, time and place within or without the State of Delaware as the Executive Committee may deem appropriate from time to time.

(b) Action. At all meetings of the Executive Committee, the presence in person or by proxy of a majority of the members of the Executive Committee shall constitute a quorum for the transaction of business by the Executive Committee. Each Executive Committee member shall be obligated to make reasonable efforts to attend meetings of the Executive Committee called in accordance with the procedures set forth in this Section 5.7.

(c) Action by Written Consent Without a Meeting. Any action that may be taken at a meeting of the Executive Committee may be taken without a meeting if a consent in writing setting forth the action so taken is signed and delivered to the Company by a majority of the members of the Executive Committee. All such consents shall be filed with the secretary, if any, of the Company and shall be maintained in the Company records.

Section 5.8. Consent of Majority-in-Interest. Notwithstanding the generality of Section 5.3, and in addition to any other actions requiring the consent of the Members as provided herein, the Executive Committee shall not have the authority to do any of the following acts without the prior written consent of Members holding a Majority-in-Interest, which actions shall also require the consent of the Executive Committee:

(a) cause or permit the Company to liquidate or dissolve;

(b) cause or permit the Company to enter into any merger, consolidation or similar transaction or effect any reorganization, recapitalization or other fundamental change in the capital structure of the Company;

(c) cause or permit the Company to change the nature of its business; and

(d) cause or permit the Company to offer or sell any Membership Units or other securities of the Company in any public or private transaction; provided that this shall not inhibit the Company’s issuance of Tax Benefit Units to the Members as contemplated by Section 3.2(c).

Section 5.9. Officers. The Executive Committee may appoint officers of the Company from time to time. The officers of the Company, if deemed necessary by the Executive Committee, may include, but need not be limited to, a chairperson, president, secretary, and chief financial officer. The officers shall serve at the pleasure of the Executive Committee, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. No officer need be a resident of the State of Delaware or citizen of the United States. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Executive Committee.

Section 5.10. Limited Liability. No person who is a member of the Executive Committee or officer or both a member of the Executive Committee and officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a member of the Executive Committee or officer or both a member of the Executive Committee and officer of the Company.

ARTICLE VI.

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1. Economic Allocations.

(a) Profits and Losses derived from the sale of LP Units to the Public Company that result in the receipt of Cash Proceeds shall be allocated to the Members in accordance with their Common Units.

(b) Profits and Losses derived from the transfer of LP Units to the Public Company pursuant to the Exchange Agreement in exchange for Public Company Common Stock shall be allocated to the Member or Members who have exercised their redemption rights pursuant to Section 7.7 and are entitled to receive the distribution of such Public Company Common Stock in accordance with the number of Common Units subject of redemption thereunder.

(c) Profits and Losses derived from Tax Benefit Payments shall be allocated among the Members in accordance with their holdings of the respective series of Tax Benefit Units

(d) Except as provided in the paragraphs (a), (b) and (c) of this Section, Profits and Losses shall be allocated among the Members in accordance with their Percentage Interests.

Section 6.2. Special Allocations.

(a) Minimum Gain Chargeback. Notwithstanding Section 6.1, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 6.2(a) shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2(a). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirements contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding Section 6.1 of this Agreement, if there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt, during any Fiscal Year, each Member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 6.2(b) shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2(b). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4), and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions. Notwithstanding Section 6.1, any nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

(d) Member Nonrecourse Deductions. Notwithstanding Section 6.1, those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse debt to which such items are attributable in accordance with Regulations Section 1.704-2(i).

(e) Qualified Income Offset. Notwithstanding Section 6.1, if a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-I(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member’s Capital Account in excess of such Member’s share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible.

Any special allocations of items of income and gain pursuant to this Section 6.2(e) shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article VI so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Article VI to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 6.2(e) if such unexpected adjustments, allocations, or distributions had not occurred.

(f) Limitation on Losses. Notwithstanding Section 6.1, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Company Minimum Gain that would be realized on a foreclosure of the Company’s property. Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 6.2(f)).

(g) Curative Allocations. Any special allocations of items of income, gain, loss or deduction pursuant to Sections 6.2 hereof shall be taken into account in computing subsequent allocations of Profits and Losses pursuant to Section 6.1 hereof, so that the net amount of any items so allocated and the gain, loss and any other item allocated to each Member pursuant to Section 6.1 hereof shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article VI if such special allocations had not occurred.

Section 6.3. Allocations of Tax Items.

(a) Items of income, deduction, gain and loss that are recognized by the Company for federal income tax purposes shall be allocated among the Members consistent with the allocations of such items under Sections 6.1 and 6.2. To the extent appreciation or depreciation in asset values is reflected in Capital Accounts prior to recognition for tax purposes, allocations shall be made in accordance with the principles and provisions of Section 704(c) of the Code.

(b) All items of federal income tax credit and items of tax credit recapture shall be allocated among the Members in accordance with the Members’ interests in the Company as of the time the tax credit or credit recapture arises, as provided in Regulation Section 1.704-1(b)(4)(ii).

(c) Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of Profits, Losses, or distributions pursuant to any provision of this Agreement.

Section 6.4. Distributions with respect to Membership Units. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Executive Committee shall from time to time distribute assets of the Company to the Members in accordance with the following:

(a) Distributable Cash shall be distributed to the Members at such times as the Executive Committee may decide, in its sole discretion. Each distribution of Distributable Cash shall be made to the Members in accordance with the number of Common Units held by each.

(b) Cash Proceeds shall be distributed to the Members promptly following receipt in accordance with their Common Units and in redemption and cancellation of a number of Common Units corresponding to the number of LP Units sold to generate such Cash Proceeds.

(c) Public Company Common Stock received by the Company pursuant to a transfer of LP Units to, and exchange of LP Units with, the Public Company pursuant to the Exchange Agreement shall be distributed to the Member or Members who have exercised their redemption rights pursuant to Section 7.7 promptly following receipt in accordance with their interests and in exchange for and in cancellation of Common Units of such Members.

(d) Tax Benefit Payments shall be allocated among the Members holding the series of Tax Benefit Units to which the respective payments are attributable and shall be distributed to such Members as determined from time to time in the sole discretion of the Executive Committee.

Section 6.5. Tax Priority Distributions. The Executive Committee shall distribute to the Members promptly following receipt the amount of all Tax Priority Distributions which amounts shall be allocated and distributed among the Members in accordance with their Common Units. Distributions pursuant to this Section shall be accounted for as advances of amounts distributable pursuant to Section 6.4.

Section 6.6. Other Distribution Provisions.

(a) All distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Membership Units in respect of which such distributions are made on the actual date of distribution.

(b) If there is a change in the respective Percentage Interests of the Members during any Fiscal Year, the Executive Committee shall use its reasonable best efforts to ensure that the allocations required by Section 6.1 hereof to be made in accordance with such percentages for such Fiscal Year are made for the elapsed portion of the Fiscal Year ending on the day such change occurred (or as soon thereafter as practicable) based upon the Percentage Interests among the Members before such change, and such allocations shall be made for the remainder of the Fiscal Year based upon the Percentage Interests among the Members after such change.

(c) Neither the Company nor any member of the Executive Committee shall incur any liability for making distributions in accordance with this Section.

ARTICLE VII.

TRANSFER AND ASSIGNMENT OF INTERESTS

Section 7.1. Transfer and Assignment of Interests. Except as set forth in Sections 7.7 and Article VIII hereof, no Member shall be entitled to transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership Units except with the prior written consent of the Executive Committee, which consent may be given or withheld, conditioned or delayed (as allowed by this Agreement or the Act), as the Executive Committee may determine in its sole discretion. For avoidance of doubt, no transfer will be permitted pursuant to this Section other than for (i) legitimate estate planning purposes of the Member or (ii) to one or more of the remaining Members pursuant to Section 7.3. After the consummation of any transfer of any Membership Units, the Membership Units so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

Section 7.2. Further Restrictions on Transfers of Interests. In addition to other restrictions contained in this Agreement, no transfer of all or any part of a Member’s Membership Units may be made unless and until the Executive Committee shall have either received or waived (in whole or in part) each of the following (to the extent applicable to the proposed transfer):

(a) An opinion of responsible counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Executive Committee to the effect that:

(i) such transfer would not violate the Securities Act or any state securities or blue sky laws applicable to the Company or the Membership Units to be transferred;

(ii) such transfer would not cause the Company to lose its status as a partnership for federal income tax purposes; and

(iii) such transfer would not cause a termination of the Company for federal income tax purposes;

(b) The agreement in writing of such transferee to comply with all of the terms and provisions of this Agreement;

(c) An investor questionnaire, or such other evidence as may be reasonably requested by the Executive Committee, establishing the qualification of the transferee as an Accredited Investor; and

(d) Any other information or documents as may be reasonably requested by the Executive Committee, in its absolute discretion.

Section 7.3. Right of First Refusal. Each time a Member proposes to transfer Membership Units to one or more of the remaining Members, such Member shall first offer such Membership Units to the remaining Members as a group in accordance with the following provisions:

(a) Such Member shall deliver a written notice (the “Option Notice”) to the Company for the benefit of the remaining Members stating (i) such Member’s bona fide intention to transfer such Membership Units, (ii) the Membership Units to be transferred, and (iii) the purchase price and terms of payment for which the Member proposes to transfer such Membership Units.

(b) The Company shall deliver the Option Notice to the remaining Members, who shall have the right to purchase the Membership Units described therein, and the transferring Member may transfer the the Membership Units described in the Option Notice to the remaining Members who elect to exercise their right of purchase in proportion to their respective interests (or otherwise as they may agree), provided such transfer (i) is completed within thirty (30) days after the Company’s delivery of the Option Notice to the remaining Members, (ii) is made on terms no more favorable to any purchasing Member(s) than offered to the remaining Members as a group, and (iii) complies with Sections 7.1 and 7.2. If such Membership Units are not so transferred, the transferring Member must give notice in accordance with this Section 7.3 prior to any other or subsequent transfer of such Membership Units.

Section 7.4. Substitution of Members. A transferee of any Membership Unit shall have the right to become a substitute Member only if (i) the requirements of Sections 7.1 and 7.2 relating to consent of the Executive Committee, securities law and tax law requirements hereof are met (ii) such Person executes an instrument satisfactory to the Executive Committee accepting and adopting the terms and provisions of this Agreement, and (iii) such person pays any reasonable expenses in connection with its admission as a new Member.

Section 7.5. Effectiveness of Permitted Transfers. Any permitted transfer of all or any portion of a Membership Unit shall be effective only upon the requirements of Sections 7.1 and 7.2 having been met. The Executive Committee shall provide the Members with written notice of such transfer as promptly as possible after satisfaction of such requirements. Any transferee of a Membership Unit shall take subject to the restrictions on transfer imposed by this Agreement.

Section 7.6. No Effect to Transfers in Violation of Agreement. Any transfer of all or any part of a Membership Unit in violation of this Article VII shall be null and void and the purported transferee shall not become either a Member or a holder of a Membership Unit.

Section 7.7. Members’ Right of Redemption of Common Units.

(a) Each Member shall have the right, but not the obligation, to sell, and the Company shall be obligated to redeem such Member’s Common Units at the Redemption Price (the “Redemption Right”). To exercise the Redemption Right, the Member must give written notice thereof to the Company (the “Redemption Notice”). The Redemption Notice shall (i) be signed by the Member (or the Member’s permitted transferee) or, if applicable, an authorized officer thereof, (ii) set forth the Member’s intent to exercise the Redemption Right and state the total number of Common Units to be sold to and redeemed by the Company pursuant to the Redemption Right, (iii) include such other provisions and representations as the Company may from time to time reasonably require, and (iv) be mailed or delivered in accordance with Section 14.12 of the Agreement. Once given, the Redemption Notice shall be irrevocable by the Member.

(b) For each Member, other than the Investor Members, Redemption Notices may be given to the Company with respect to a percentage of the Common Units owned as of the date hereof in accordance with the following schedule:

(i) Commencing on the fourteen month anniversary of the Offering Date, 32.5% (less the percentage of such Member’s Common Units redeemed with Cash Proceeds);

(ii) Commencing on the second anniversary of the Offering Date, 55% (less the percentage of such Member’s Common Units previously redeemed);

(iii) Commencing on the third anniversary of the Offering Date, 77.5% (less the percentage of such Member’s Common Units previously redeemed); and

(iv) Commencing on the fourth anniversary of the Offering Date, 100% (less the percentage of such Member’s Common Units previously redeemed).

The Company shall provide each Member with a written schedule reflecting the number of such Member’s Common Units that will become redeemable on each anniversary of the Offering Date. Further, the Company and the Public Company may establish reasonable procedures to assure that the exercise and implementation of the redemption rights do not become inordinately burdensome for the Public Company from an administrative perspective while at the same time preserving the benefits to the Members of the redemption rights granted hereunder.

(c) Notwithstanding the foregoing, no Member shall have the right to exercise a Redemption Right prior to the expiration of at least six months following such Members admission to the Company (or ICG LLC, as predecessor to the Company).

(d) Each Investor Member shall have the right at any time from and after the six month anniversary of the Offering Date to deliver a Redemption Notice to the Company with respect to any or all of its Common Units.

(e) Within thirty days after its receipt of a Redemption Notice in accordance herewith, the Company shall transfer to the Public Company, pursuant to the Exchange Agreement, a number of LP Units corresponding to the Common Units subject of the Redemption Notice in exchange for a corresponding number of shares of Public Company Common Stock. Upon receipt of such shares of Public Company Common Stock, the Company shall distribute such shares to the redeeming Member who has delivered such Redemption Notice in complete redemption of the Common Units subject of the Redemption Notice.

(f) Tax Benefit Units shall be issued to any redeeming Member whose redemption has resulted in the Company’s exchanging LP Units for Public Company Common Stock and becoming entitled to Tax Benefit Payments under the terms of the Exchange Agreement and Tax Receivable Agreement.

(g) The Members acknowledge that, under the Exchange Agreement, upon a Change of Control (as defined therein), the Company is obligated to exchange all of its LP Units for shares of Public Company Common Stock.

ARTICLE VIII.

BUY SELL PROVISIONS APPLICABLE TO EMPLOYEE MEMBERS

Section 8.1. Purchase Rights.

(a) For purposes of this Article, the following terms shall have the following meanings:

(i) “Applicable Federal Rate” shall mean the “mid-term” rate, annual compounding, published each month by the Internal Revenue Service in accordance with section 1274(d) of the Internal Revenue Code.

(ii) “Book Value” of an Employee Member’s Buy-Sell Units shall mean the book value of the share of the Limited Partnership’s assets that underlie such Buy-Sell Units determined in accordance with GAAP, which for avoidance of doubt, shall not include any share, or otherwise be increased by, any tax basis adjustment resulting from a transfer of LP Units and the election of the Limited Partnership under Section 754 of the Code or any increase or decrease arising out of a revaluation of the Company’s or the Limited Partnership’s assets for purposes of maintaining the Capital Accounts of the Members in accordance with the Regulations.

(iii) “Buy-Sell Units” shall mean the Common Units of a Terminated Member (including both an Employee Member who has suffered an Employee Member Termination Event and a Tenured Employee Member who has suffered a Tenured Employee Member Termination Event) and such Member’s legal representative and permitted transferees, that have not, as of the Termination Date, become subject to a Redemption Right pursuant to Section 7.7(b), whether or not such Redemption Right has been exercised.

(iv) “Employee Member Termination Event”shall mean the termination of the employment with the Limited Partnership and its Affiliates of an Employee Member who is not a Tenured Employee Member for whatever reason, including, without limitation, death, disability, Cause, voluntary resignation or retirement or termination by the Limited Partnership for any or no reason.

(v) “Purchase Price” shall mean the amount determined in accordance with Section 8.2.

(vi) “Spousal Interest” is defined in Section 8.6.

(vii) “Tenured Employee Member Termination Event” shall mean either (A) the termination of a Tenured Employee Member’s employment with the Limited Partnership and its Affiliates for Cause, or (B) the breach by a Tenured Employee Member of its obligations under Section 12.1, Section 12.2 or Section 13.1.

(viii) “Termination Date” shall mean, in the case of an Employee Member Termination Event, the effective date of the Employee Member’s termination of employment with the Limited Partnership and its Affiliates and, in the case of a Tenured Employee Member Termination Event, the date of the Termination Notice sent by the Limited Partnership or the Company, as applicable, to the Tenured Employee Member with respect to such Termination Event.

(ix) “Terminated Member” shall mean an Employee Member (including a Tenured Employee Member) who has suffered a Termination Event.

(x) “Termination Event” shall mean either an Employee Member Termination Event or a Tenured Employee Member Termination Event.

(xi) “Termination Notice” shall mean the written notice given by the Limited Partnership or the Company, as applicable, to an Employee Member of a Termination Event with respect thereto.

(b) Effective as of the Termination Date with respect to an Employee Member Termination Event, the remaining Members shall purchase the Buy/Sell Units of the Terminated Member, and the Terminated Member, his legal representative and permitted transferees shall be obligated to sell the Buy/Sell Units to the remaining Members as provided in this Article VIII.

(c) Effective as of the Termination Date with respect to a Tenured Employee Member Termination Event, the remaining Members shall purchase the Buy/Sell Units of the Terminated Member, and the Terminated Member, his legal representative and permitted transferees shall be obligated to sell the Buy/Sell Units to the remaining Members as provided in this Article VIII.

(d) The obligations of the remaining Members to purchase the Buy/Sell Units of a Terminated Member shall be in proportion to their Common Units, or otherwise as they may agree, with the consent of the Executive Committee. As determined by the Executive Committee, the Company may exercise the purchase obligation of the remaining Members on their behalf and, in such case, shall immediately register the Buy/Sell Units in the names of the remaining Members and distribute (or be deemed to distribute) the Buy/Sell Units acquired among the remaining Members in accordance with their interests.

(e) Notwithstanding the date of closing as provided in Section 8.4, the purchase and sale of the Buy/Sell Units shall be as of the Termination Date, and the Terminated Member, his legal representative and permitted transferees shall have no rights as a Member or as a holder of Membership Units with respect to the Buy/Sell Units from and after such date, other than the right to receive payment of the Purchase Price in accordance herewith.

Section 8.2. Purchase Price.

(a) The Purchase Price for the Buy/Sell Units of the Terminated Member shall equal the Book Value of the Buy/Sell Units to be purchased by the remaining Members as of the last day of the month immediately preceding the Termination Date. The Purchase Price shall be calculated by the chief financial officer of the Company within thirty (30) days of the Termination Event, and a written statement of the amount thereof, including reasonable computational detail, shall be delivered to each of the Terminated Member, his legal representative and permitted transferees, the Executive Committee and the remaining Members.

(b) The Purchase Price when determined in accordance herewith shall be binding upon the Terminated Member, his legal representative and permitted transferees and on the remaining Members, absent manifest error.

Section 8.3. Payment of Purchase Price. The Purchase Price shall be paid by the remaining Members (or the Company on behalf of the remaining Members) by either of the following methods, as determined by the Executive Committee in its sole discretion:

(a) The total Purchase Price for the Buy/Sell Units of the Terminated Member, his legal representative and permitted transferees in cash at the closing; or

(b) At least one-fifth (1/5) of the Purchase Price for the Buy/Sell Units of the Terminated Member, his legal representative and permitted transferees in cash at the closing and the balance of the Purchase Price in no more than four equal annual principal installments, plus accrued interest, payable each year on the anniversary date of the closing. The unpaid principal balance shall accrue interest at the Applicable Federal Rate, plus two percent (2%) per annum, but the remaining Members (or the Company on their behalf) shall have the right to prepay in full or in part at any time without penalty. The obligation of the remaining Members to pay the balance due shall be evidenced by an unsecured promissory note of each in favor of the Terminated Member, his legal representative or permitted transferees, as applicable.

Section 8.4. Closing of Purchase of Terminated Member’s Interest. The closing for the purchase and sale of a Terminated Member’s Buy/Sell Units (including the portion held by permitted transferees) pursuant to this Article VIII shall be held at 10:00 a.m. at the principal office of Company on the later of the date that is (i) fifteen (15) days after the determination of the Purchase Price and (ii) sixty (60) days after the Termination Date, except that if the closing date falls on a Saturday, Sunday or legal holiday, then the closing shall be held on the next succeeding business day. At the closing, the Buy/Sell Units shall be transferred to the remaining Members in the records of the Company, and the Terminated Member or his legal representative and permitted transferees shall become creditors of the remaining Members with respect to the Purchase Price without any further action by such Terminated Member or his legal representative and permitted transferees, provided that the Executive Committee may require a general release of the remaining Members and the Company (excepting only claims with respect to the Purchase Price and any Tax Benefit Units or other Common Units held by the Terminated Member or his legal representative following the closing) as a condition of delivery of the Purchase Price.

Section 8.5. Purchase Terms Varied by Agreement. Nothing contained herein is intended to prohibit Members from agreeing with the Company upon other terms and conditions for the purchase by the remaining Members (or the Company on behalf of the remaining Members) of the Membership Units of any Member desiring to withdraw, in whole or in part, as a Member.

Section 8.6. Damages Not Precluded. The purchase and sale of the Buy/Sell Units in accordance with this Article shall not preclude the Company from seeking damages for losses suffered by the Company or the remaining Members if the Termination Event results from a breach by the Terminated Member of Section 12.1, Section 12.2 or Section 13.1 of this Agreement.

Section 8.7. Divorce or Death of a Member’s Spouse. In the event of the divorce of an Employee Member or the death of an Employee Member’s spouse, as a result of which the Employee Member does not succeed to all of his or her spouse’s community property interest, if any, in the Membership Units held by such Employee Member (the “Spousal Interest”), there shall be deemed to have occurred a Termination Event with respect to the Employee Member, and the Spousal Interest shall be deemed to constitute the Buy/Sell Units for purposes of this Article. In such event, the Spousal Interest shall be purchased from the spouse or his or her beneficiaries, as applicable, by the Company for the benefit of the remaining Members in accordance with the terms set forth in this Article VIII, subject to the following provisions:

(a) The Purchase Price for the Spousal Interest shall be determined pursuant to Section 8.2, but to the extent inclusive of Tax Benefit Units shall be determined by reference to the positive balance in the Capital Account (or subaccount) attributable thereto.

(b) The date of death or the effective date of the divorce, as applicable, shall be deemed the Termination Date; and

(c) The Employee Member who has suffered the divorce or whose spouse has died may, within sixty (60) days of the effective date of the divorce or the date of death, as applicable, elect to be the sole purchaser of the Spousal Interest in lieu of the remaining Members (or the Company on their behalf).

ARTICLE IX.

ACCOUNTING, RECORDS, REPORTING TO MEMBERS

Section 9.1. Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP. The Company’s books and records shall be maintained at the principal place of business of the Company or at the offices of any provider of administrative or similar services to the Company as the Executive Committee may select. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.

Section 9.2. Information Rights of Members. Members shall have the right to examine the books and records of the Company as provided in Section 18-305 of the Act. Any request, inspection or copying by a Member under this Section 9.2 may be made by that Person or that Person’s agent or attorney.

Section 9.3. Annual Tax Documents. The Executive Committee shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ and other Membership Unit holders’ federal and state income tax returns. The Executive Committee shall use commercially reasonable efforts to send or cause to be sent to each Member or Membership Unit holder no later than June 30 of each year or as soon thereafter as is reasonably practicable such information as is necessary to complete federal and state income tax or information returns (and estimates of such information to the extent not already provided no later than 120 days following the end of the applicable fiscal year).

Section 9.4. Filings. The Executive Committee, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Executive Committee, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificates and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

Section 9.5. Bank Accounts. The Executive Committee shall cause the officers of the Company to maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

ARTICLE X.

DISSOLUTION AND WINDING UP

Section 10.1. Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

(a) Upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; or

(b) Upon adoption of a resolution to dissolve the Company by the Executive Committee with the consent of a Majority-in-Interest of the Members.

Section 10.2. Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Executive Committee shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the assets and liabilities of the Company, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 10.5. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Executive Committee shall be entitled to reasonable compensation for such services in winding up the affairs of the Company.

Section 10.3. Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Profits or Losses that would have resulted if such asset were sold for such value, such Profits or Losses shall then be allocated pursuant to Article VI, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Executive Committee or, if any Member objects, by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Executive Committee or liquidating trustee and approved by the Members.

Section 10.4. Order of Application of Assets upon Dissolution. Company assets not previously distributed to the Members, or the proceeds therefrom to the extent the assets are non-cash assets and the Executive Committee elects to liquidate the same, to the extent sufficient therefor, shall be applied and distributed in the following order:

(i) To the payment and discharge of all of the Company’s debts and liabilities to Persons other than Members;

(ii) To the establishment of any reserve which the Executive Committee may deem reasonably necessary for any contingent liabilities or obligations of the Company; such reserve may be paid over by the Executive Committee to any bank or other acceptable party, as escrow agent, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such reasonable period as shall be determined by the Executive Committee, for distribution of the balance, in the manner hereinafter provided in this Section 10.4;

(iii) To the payment and discharge of all of the Company’s debts and liabilities to Members that are creditors of the Company;

(iv) To the holders of Tax Benefit Units in amounts equal to the positive balances in their Capital Accounts (or subaccounts) attributable to such Tax Benefit Units; and

(v) To the holders of Common Units, in equal shares; provided that the amount distributable to each Member shall be limited to the positive balance in the Capital Account of such Member after taking into account allocations of Profits and Losses for the Company’s fiscal year during which liquidation occurs.

Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

Section 10.5. Compliance with Regulations. All payments to the Members upon the winding and dissolution of Company shall be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-1(b)(2)(ii)(d).

Section 10.6. Certificate of Cancellation. Upon the dissolution and completion of the winding up of the Company, the Executive Committee shall cause the officers of the Company to execute and file with the Office of the Secretary of State of Delaware a Certificate of Cancellation as provided by Section 18-203 of the Act.

ARTICLE XI.

INDEMNIFICATION AND INSURANCE

Section 11.1. Authorization. The Company shall, to the maximum and broadest extent permitted by Delaware law, indemnify each member of the Executive Committee and each Minority Investor against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that, in the case of a member of the Executive Committee, any such Person is or was a member of the Executive Committee or, in the case of a Minority Investor, is or was a Member or an agent of the Company. The Company shall, to the maximum and broadest extent permitted by Delaware law, advance expenses incurred by any member of the Executive Committee or any Minority Investor in defending any such proceeding. The Company shall have the authority, to the maximum and broadest extent permitted by Delaware law, to indemnify each of its Members, officers, employees and agents other than the members of the Executive Committee and the Minority Investor against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the Company. The Company shall have the authority, to the maximum and broadest extent permitted by Delaware law, to advance expenses incurred by any Member, officer, employee or agent of the Company other than a member of the Executive Committee in defending any proceeding.

Section 11.2. Exculpation. No member of the Executive Committee, Member, officer, agent or employee shall have any liability to the Company or any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit or intentional misconduct, or a knowing violation of law by such Person.

Section 11.3. Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law.

ARTICLE XII.

CONFIDENTIALITY AND NON-USE

Section 12.1. Restrictions on Disclosure. Each of the Members covenants and agrees for itself and its successors and assigns that it shall not, unless authorized in writing by the Executive Committee, disclose to any Person and shall hold in the strictest of confidence any confidential or proprietary information with respect to the Company, the Limited Partnership or its Affiliates and their business and affairs, whether of a technical, financial, commercial or other nature, received directly or indirectly from the Company, the Limited Partnership or its Affiliates or any other Member, except:

(a) to employees, attorneys, accountants and other professionals of such Member to whom, and only to the extent that, such disclosure is necessary in furtherance of the purposes of this Agreement; provided, however, that the disclosing party shall be responsible for ensuring that such Persons comply with the confidentiality and non-use undertakings in this Article XII and shall take reasonable precautions to ensure such compliance whether by agreement, establishment of internal regulations, or otherwise;

(b) to the extent required by applicable law or regulatory requirements or by judicial or administrative process, but in the event of required disclosure, any Member (other than an Investor Member) from which disclosure is required or sought shall seek the assistance of the other Members to protect information in which such Members have an interest to the maximum extent achievable; and

(c) to the extent that the disclosing party can establish that the information: (i) was generally available in the public domain, provided such availability was not the result of a violation of this Agreement; or (ii) was disclosed to the general public with the written approval of the Members opposing the disclosure.

The foregoing shall not limit the disclosure of the tax treatment or tax structure of the Company or any transactions undertaken by the Company, including in the context of an audit by any tax authority.

Section 12.2. Restrictions on Use. Each Member covenants and agrees for itself and its successors and assigns that it shall not use any proprietary or confidential information of the Company, the Limited Partnership or its Affiliates received from any of them or any other Member or Members, except as specifically provided in this Agreement or as otherwise expressly authorized in writing by the Company.

ARTICLE XIII.

COVENANT TO PRESERVE GOOD WILL

OF THE LIMITED PARTNERSHIP

Section 13.1. Preservation of Good Will.

(a) Each of the Members (and each member of the Executive Committee) acknowledges that its joining in this Agreement is incident to its sale of its interest in ICG LLC and its good will in exchange for Common Units of the Company with materially different and improved rights to liquidity than the Members had prior to such transaction. Further, such transaction was in anticipation of the Company’s conversion of ICG LLC into the Limited Partnership and the sale of the Members’ beneficial interests in the Limited Partnership to the Public Company in exchange for the Cash Proceeds and Public Company Common Stock. In consideration of the sale of its interest in ICG LLC to the Company and the Public Company’s acquisition of (and agreement to acquire) the LP Units and the Company’s redemption of (and agreement to redeem) the Member’s Common Units to give effect to the Public Company’s acquisition, each of the Employee Members and each member of the Executive Committee agrees to comply with the covenants set forth in Section 13.1(b).

(b) Except as otherwise expressly provided in this Agreement or with the prior written consent of the Executive Committee (or, in the case of a member of the Executive Committee, the prior written consent of a majority of the independent directors of the board of directors of the Public Company), which consent may be withheld in the sole and absolute discretion of the Executive Committee or the majority of independent directors, as applicable, no Employee Member or member of the Executive Committee, as applicable, shall do any of the following, directly or indirectly, during the periods indicated below, acting alone or as a member of a partnership or other business entity or as a holder of any security of any class of any business entity (provided, however, that nothing herein shall prohibit a Member or member of the Executive Committee from holding less than one percent (1%) of the outstanding amount of any security listed on a national securities exchange or NASDAQ of any corporation or other business entity):

(i) During the term of such Employee Member’s employment with the Limited Partnership or its Affiliates or during the term of service on the Executive Committee, as applicable, and for two (2) years thereafter, request, induce or attempt to influence any Person who is a client of or supplier to the Limited Partnership or any of its Affiliates to limit, curtail or cancel its business with the Limited Partnership or any of its Affiliates; and, for purposes hereof, a “client” shall include any Person who has been solicited by the Limited Partnership or any of its Affiliates to become a client during the 6 month period prior to such termination of employment or service on the Executive Committee whether or not such Person has signed an engagement agreement with the Limited Partnership or any of its Affiliates;

(ii) During the term of such Employee Member’s employment with the Limited Partnership or its Affiliates or during the term of service on the Executive Committee, as applicable, and for two (2) years thereafter, request, induce or attempt to influence any current or future Member, member of the Executive Committee, officer, employee, consultant, agent or representative of the Limited Partnership or any of its Affiliates to (i) terminate his, her or its employment, consulting or business relationship with the Limited Partnership or any of its Affiliates or (ii) commit any act that, if committed by the Member or member of the Executive Committee, would constitute a breach of any provision of this Agreement;

(iii) During the term of such Employee Member’s employment with the Limited Partnership or its Affililates or during the term of service on the Executive Committee, as applicable, and for one (1) year thereafter, become employed by or render services to any Person that competes with the Limited Partnership or any of its Affiliates;

(iv) During the term of such Employee Member’s employment with the Limited Partnership or its Affiliates or during the term of service on the Executive Committee, as applicable, accept employment from, enter into a consulting agreement with or participate in any enterprise other than the Limited Partnership or any of its Affiliates; or

(v) During the term of service on the Executive Committee, serve on the board of directors, board of trustees, advisory board or any other similar body of an enterprise that competes with the Limited Partnership or its Affiliates in the financial services industry.

It is expressly acknowledged and agreed that the Investor Members are permitted hereunder to own, manage, control or participate in businesses that compete with the Limited Partnership.

Section 13.2. Certain Consequences of Breach. In the event that the Executive Committee (or, in the case of a member of the Executive Committee, a majority of the independent directors of the board of directors of the Public Company) determines, in their sole discretion, that any Employee Member or member of the Executive Committee has breached any provision of Sections 12.1, 12.2 or 13.1, such Employee Member or member of the Executive Committee, upon delivery of notice of such determination by the Executive Committee or the Public Company on behalf of the Executive Committee in accordance with Section 14.11, (i) shall immediately resign as a Member of the Limited Partnership, if applicable, (ii) shall immediately resign as a member of the Executive Committee, if applicable, (iii) shall immediately resign all positions and offices with the Limited Partnership and its Affiliates and the Company held by such Member or member of the Executive Committee, (iv) shall return to an officer or representative of the Public Company all confidential or proprietary information of the Limited

Partnership and its Affiliates and the Company, in whatever form, and (v) sign and deliver to a representative of the Public Company a certificate confirming that such Member or member of the Executive Committee has delivered to a representative of the Public Company all confidential or proprietary information of the Limited Partnership and its Affiliates and the Company.

Section 13.3. Certain Remedies, Including Equitable Relief. Each of the Members agrees that in the event of a breach of any provision of Section 12.1, Section 12.2 or Section 13.1, the Executive Committee and the Public Company may, in their sole discretion and in addition to any other remedy that they may have under law, equity or this Agreement, exercise any one or more of the following remedies:

(a) Each Member and each member of the Executive Committee agree that the Company and the Public Company have no adequate remedy at law for any breach or threatened or attempted breach of the covenants and agreements set forth in Sections 12.1, 12.2 and 13.1; and, accordingly, each Member and each member of the Executive Committee also agree that the Company and the Public Company may, in addition to the other remedies that may be available to them under this Agreement or at law, commence proceedings in equity for an injunction temporarily or permanently enjoining the Member or member of the Executive Committee, as applicable, from breaching or threatening or attempting any such breach of such covenants and agreements; and for purposes of any such proceeding in equity, it shall be presumed that the remedies at law available to the Company and the Public Company would be inadequate and that they would suffer irreparable harm as a result of the violation of any provision hereof by the Member or member of the Executive Committee, as applicable.

(b) In addition to any other remedy available to the Company and the Public Company at law or in equity, upon a breach by an Employee Member (and, in the case of a Tenured Employee Member, whether or not still employed) of any covenant contained in Section 13.1, it is acknowledged that the remaining Members shall purchase any Buy/Sell Units of such Employee Member, his legal representative and permitted transferees in accordance with Article VIII.

(c) In the case of any proceeding commenced in respect of Section 13.1, each party to such proceeding shall bear its own fees, costs and expenses (including fees and disbursements of counsel) incurred in connection with such proceeding and any appeals therefrom.

Section 13.4. Reduction of Scope. Each Employee Member and each member of the Executive Committee agree that if the scope of the covenant set forth in Section 13.1 is deemed by any court to be overly broad, the court may reduce the scope hereof to that which it deems reasonable under the circumstances. If any one or more provisions of Section 13.1 are held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby.

Section 13.5. Independent Obligations. Each Employee Member and each member of the Executive Committee agree that the covenants and agreements of such Member or member of the Executive Committee, as applicable, set forth in Section 13.1 are independent of all other covenants, representations, warranties and agreements of the parties set forth in this Agreement, and no default, breach or failure to perform by any party to the Agreement shall constitute an excuse or other justification for the Employee Member or member of the Executive Committee, as applicable, to fail to observe fully its covenants and agreements under Section 13.1. No course of dealing between the Company, the Limited Partnership and its Affiliates, on the one hand, and the Employee Member or member of the Executive Committee, as applicable, on the other hand, and no delay by the Company or the Public Company in exercising any right, power or remedy under Section 13.1, in equity or at law, shall constitute a waiver of, or otherwise prejudice, any such right, power or remedy.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1. Complete Agreement; Effect. The provisions of this Agreement shall govern and take precedence over the terms of any other agreement entered into by the Company or the Executive Committee and a Member prior to the date hereof and/or prior to the date when the Member joins in this Agreement to the extent that the terms of such other agreement conflict or are inconsistent with the provisions hereof.

Section 14.2. Governing Law. This Operating Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware.

Section 14.3. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective permitted successors and assigns.

Section 14.4. Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members, the members of the Executive Committee and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement; provided, that the Public Company is a third-party beneficiary of Article XII and Article XIII of this Agreement, and the Public Company shall have the right to enforce all legal and equitable remedies set forth in Section 13.3 hereof.

Section 14.5. Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, DGCL or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

Section 14.6. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 14.7. Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

Section 14.8. References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

Section 14.9. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

Section 14.10. Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

Section 14.11. Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the-notice. Such notices will be given to a Member at the address specified in the records of the Company. Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

Section 14.12. Amendments. All amendments to this Agreement shall be made by the affirmative vote of Members holding not less than eighty percent (80%) of the issued and outstanding Membership Units, and any such amendments shall be in writing and signed by Members holding not less than eighty percent (80%) of the issued and outstanding Membership Units; provided, that any amendment to Article XII or Article XIII shall require the written consent of the Public Company.

Section 14.13. Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 14.14. Special Power of Attorney.

(a) Each Member (other than the Investor Members) hereby makes, constitutes and appoints the Executive Committee, with full power of substitution and resubstitution, its true and lawful attorney for it and in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, file and record the Certificate, to sign, execute, certify, acknowledge, file and record all instruments amending, restating or canceling the Certificate, as the same may hereafter be amended or restated, that may be appropriate, and to sign, execute, certify, acknowledge, file and record such other agreements, instruments or documents as may be necessary or advisable (a) to reflect the admission to the Company of any additional Member in the manner prescribed in this Agreement; (b) to reflect the transfer of any Membership Units in the manner prescribed in this Agreement; and (c) which may be required of the Company or of the Members by the laws of the State of Delaware or any other jurisdiction.

(b) The power of attorney granted pursuant to this Section 14.14:

(i) is a special power of attorney coupled with an interest and is irrevocable;

(ii) may be exercised by such attorney-in-fact by listing the Member executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for it; and

(iii) shall survive any delivery of an assignment by the Member of its Membership Units, except that where the transferee thereof is admitted as a Member, the power of attorney shall survive the delivery of such assignment as to the assignor Member for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument or document as is necessary to effect such admission.

(c) The Executive Committee may exercise the special power of attorney granted in Section 14.14(a) by facsimile signatures of a majority of the members of the Executive Committee.

(d) Members who are natural persons and residents of New York shall execute and deliver to the Company a separate special power of attorney in a form provided by counsel to the Company.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Members, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

[SIGNATURE BLOCKS OF MEMBERS]

SPOUSAL CONSENT1

I, being the spouse of a party to the Limited Liability Company Agreement dated                     , 2010, (the “LLC Agreement”) of ICGI Holdings, LLC, a Delaware limited liability company (the “Company”), do hereby acknowledge and certify on my own half that:

1.	I have read the LLC Agreement and understand its contents.

2.	I am aware that by the provisions of the LLC Agreement my spouse grants to the Company and other Members an option to purchase all of his or her limited liability company interest, including my community property interest (if any) in such interest.

3.	I am aware that, under the terms of the LLC Agreement, I consent and my legal representatives consent to sell my community property interest (if any) to the Company or certain members of the Company upon my death or in the event that my spouse and I are divorced.

4.	I hereby consent to the sale of my community property interest (if any) pursuant to the terms and conditions of the LLC Agreement, approve of the provisions of the LLC Agreement and agree that my spouse’s limited liability company interest and my interest in it are subject to the provisions of the LLC Agreement. I promise that I will take no action at any time to hinder the operation of the LLC Agreement with respect to my spouse’s limited liability company interest and my interest in it, in accordance with the terms of the LLC Agreement.

5.	I have been given the opportunity to retain and consult with separate legal counsel with respect to the LLC Agreement and my community property interest (if any) in the limited liability company interest of my spouse.

Witness my signature this                     day of                     , 2010.

Print Name

Print Name of Spouse

(1)	The Spousal Consent is to be executed only if the member is married and a California resident.